Exhibit 10.3

AMENDMENT TO THE
AMENDED AND RESTATED
CATCHMARK TIMBER TRUST, INC.
2005 LONG-TERM INCENTIVE PLAN

This Amendment (“Amendment”) to the Amended and Restated CatchMark Timber Trust, Inc. 2005 Long-Term Incentive Plan (the “Plan”), has been adopted by the Compensation Committee of the Board of Directors of CatchMark Timber Trust, Inc. (the “Company”), to be effective as of January 19, 2018.

1.    The Plan is hereby amended by deleting subsection Section 5.2(c) in its entirety and replacing it with the following:

“(c) Shares withheld from an Award to satisfy tax withholding requirements will again be available for issuance pursuant to Awards granted under the Plan, but Shares delivered by a Participant (by either actual delivery or attestation) to satisfy tax withholding requirements shall not be added back to the number of Shares available for issuance under the Plan; provided, however, that with respect to Restricted Stock Awards or any other Award pursuant to which Shares are actually issued to the Participant on the Grant Date, only the Shares withheld from an Award to satisfy minimum tax withholding requirements will again be available for issuance pursuant to Awards granted under the Plan.”

2.    The Plan is hereby amended by deleting Section 17.3 in its entirety and replacing it with the following:

“17.3.    WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements (up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify for equity classification), in accordance with such procedures as the Committee establishes.”

3.    Except as expressly amended hereby, the terms of the Plan shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on the day and year first above written.

CATCHMARK TIMBER TRUST, INC.

By:    Brian M. Davis
Authorized Officer